Exhibit 4.1

BioLineRx Ltd.

Amended and Restated 2003 Share Incentive Plan
(as extended and approved effective as of May 22, 2024)

(In compliance with Amendment No. 132 of the Israeli Tax Ordinance, 2002)

1.	Name

This plan, as amended from time to time, shall be known as the “BioLineRx Ltd. Amended and Restated 2003 Share Incentive Plan” (the “Plan”).

2.	Purpose

The purpose and intent of the Plan is to provide incentive: (i) to retain, in the employ of the Company and its Affiliates (as defined below), persons of training, experience and ability, (ii) to attract new employees, directors, consultants, service providers and other entities, the services of which shall be considered valuable to the Company by the Board of the Company, (iii) to encourage the sense of proprietorship of such persons in the Company and to align their interests with the interests of the Company’s shareholders, and (iv) to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the Plan.

3.	Definitions

For purposes of the Plan and related documents, including the Incentive Agreement, the following definitions shall apply:

3.1.	“Administrator” means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof.

3.2.	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

3.3.	“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee (as defined in Section 7) for the benefit of Grantee.

3.4.	“Approved 102 Security” means an Approved 102 Award and/or an Approved 102 Share.

3.5.
“Approved 102 Share” means a Share issued pursuant to Section 102(b) of the Ordinance or a Share derived from an Approved 102 Award, and held in trust by a Trustee (as defined in Section 7) for the benefit of a Grantee.

3.6.	“Articles” means the Articles of Association of the Company, and any subsequent amendments or replacements thereto.

3.7.	“Award” means any Option, Performance Stock Unit award, Restricted Stock Unit or any other Share-based awards, which are granted under the Plan.

3.8.	“Board” means the Board of Directors of the Company.

3.9.	“Capital Gain Security (CGS)” as defined in Section 6.3.

3.10.
“Cause”  means any of the following: (i) the Grantee’s theft, dishonesty, or falsification of any Company documents or records; (ii) the Grantee’s improper use or disclosure of the Company’s confidential or proprietary information; (iii) any action by the Grantee which has a detrimental effect on the Company’s reputation or business; (iv) the Grantee’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach of the Grantee of any employment agreement between the Grantee and the Company, which breach is not cured in accordance with the terms of such agreement; or (vi) the Grantee’s conviction (including any plea of guilty) of any criminal act which impairs the Grantee’s ability to perform his or her duties with the Company. For purposes of the definition of Cause, with respect to a Grantee employed by or providing services to an Affiliate of the Company, the term “Company” shall also include the Affiliate employing or engaging the services of the Grantee.

3.11.	“Chairman” means the chairman of the Committee.

3.12.	“Committee” means a share award/share incentive/compensation committee appointed by the Board, as may be fixed from time to time by the Board.

3.13.	“Companies Law” means the Israeli Companies Law 5759-1999, as now in effect or as hereafter amended.

3.14.	“Company” means BioLineRx Ltd.

3.15.	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

3.16.	“Date of Grant” means, the date of grant of a Security, as determined by the Board and set forth in Grantee’s Incentive Agreement.

3.17.
“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as an office holder (within the meaning of the Companies Law), but excluding Controlling Shareholder(s).

3.18.	“Exercise Price” means the per share price at which a holder of an Award may purchase Shares issuable upon exercise of the Award (if applicable).

3.19.	“Expiration Date” means the date upon which an Option shall expire, as set forth in Section 12.1.

3.20.	“Fair Market Value” means as of any date, the value of a Share determined as follows:

(i)
If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board or the Committee deems reliable. Without derogating from the above, to the extent the rules of the security exchange on which the Shares are registered require so, the Fair Market Value shall be determined in accordance with the average value of the Shares during the thirty (30) trading days preceding the date of determination, as reported on such securities exchange records, or any other source the Administrator deems reliable.

(ii)	Otherwise, the Fair Market Value shall be determined in good faith by the Board.

(iii)
In addition, for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant.

(iv)
If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or in the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board or the Committee.

3.21.	“Grantee” means a person who receives or holds a Security under the Plan.

3.22.	“Non-Employee” means a consultant, adviser or service provider to the Company, who is not an Employee, or a Controlling Shareholder of the Company.

3.23.	“Ordinary Income Security (OIS)” as defined in Section 6.3.

3.24.	“Option” means an option to purchase one or more Shares of the Company pursuant to the Plan.

3.25.	“102 Award” means any Award granted pursuant to Section 102 of the Ordinance to any person who is an Employee.

3.26.	“102 Security” means a 102 Award and/or a 102 Share.

3.27.	“102 Share” means a Share issued pursuant to Section 102 of the Ordinance or a Share issued upon the exercise or vesting of a 102 Award, as applicable, to any person who is an Employee.

3.28.	“3(i) Award” means an Award granted pursuant to Section 3(i) of the Ordinance to any person who is a Non-Employee.

3.29.	“3(i) Security” means a 3(i) Award and/or a 3(i) Share.

3.30.	“3(i) Share” means a Share issued pursuant to Section 3(i) of the Ordinance or a Share derived from a 3(i) Award, to any person who is a Non-Employee.

3.31.	“Incentive Agreement” means the share award agreement or share incentive agreement between the Company and a Grantee that sets out the terms and conditions of a Security granted to a Grantee.

3.32.	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961-5721, as now in effect or as hereafter amended.

3.33.
“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for a Performance Period.  The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Employee or Non-Employee.

3.34.
“Performance Goals” means, for a Performance Period, the goals established in writing by the Administrator for the Performance Period based upon the Performance Criteria.  Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit or an individual.  The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of an entitlement (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

3.35.
“Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining the right to, and the vesting of, a Performance Stock Unit.

3.36.
“Performance Stock Unit” means a right granted pursuant to Section 13.2, to receive Shares, the entitlement to which is contingent upon achieving certain Performance Goals established by the Administrator.

3.37.
“Plan” means this BioLineRx Ltd. Amended and Restated 2003 Share Incentive Plan. The Plan shall be deemed to include any subplans, supplements to or amendments, restatements or alternative versions of the Plan or any subplan approved by the Board which, in the aggregate, shall constitute one Plan governed by the terms set forth herein.

3.38.
“Restricted Stock Unit” means a right granted pursuant to Section 13.1 to receive Shares subject to vesting conditions as shall be set forth in the Incentive Agreement, such that upon vesting, a Share of the Company shall be automatically issued to the Grantee.

3.39.	“Section 102” means section 102 of the Ordinance as now in effect or as hereafter amended.

3.40.	“Security” means an Award or a Share.

3.41.	“Share” means an Ordinary Share of the Company, nominal value NIS 0.10 per share, of the Company. For the avoidance of doubt, “Share” shall also refer to an American Depositary Share of the Company.

3.42.	“TASE” means the Tel-Aviv Stock Exchange.

3.43.	“TASE Directives” means the directives, rules and regulations published by the TASE, as established from time to time.

3.44.
“Transaction” means (i) a merger (including, a reverse merger), consolidation or reorganization or like transaction of the Company with or into any other corporation resulting in such other corporation being the surviving entity or the direct or indirect parent of the Company or a reverse triangular merger resulting in the Company being the surviving entity and a change in the ownership of shares of the Company, such that another person or entity owning fifty percent (50%) or more of the outstanding voting power of the Company’s securities by virtue of the transaction, (ii) the sale or transfer of all or substantially all of the outstanding shares of the Company, or (iii) the sale or transfer (including an exchange) of all or substantially all of the assets of the Company, or (iv) a scheme of arrangement for the purpose of effecting such sale, merger, consolidation, amalgamation or other transaction, or (v) the cessation for any reason (other than death) by the individuals who, constitute the Board (the “Incumbent Board”), to constitute at least a majority of the Board, within any consecutive twenty-four-month period provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then constituting the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or (vi) such other transaction or set of circumstances that is determined by the Administrator, in its sole and absolute discretion, to be a Transaction subject to the provisions of Section 17 below.

3.45.	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance.

3.46.	“Unapproved 102 Security” means an Unapproved 102 Award and/or an Unapproved 102 Share.

3.47.	“Unapproved 102 Share” means a Share issued pursuant to Section 102(c) of the Ordinance or a Share issued upon the exercise of an Unapproved 102 Award.

3.48.
“Vesting Dates” means, as determined by the Board or by the Committee, the date as of which Grantee shall be entitled to exercise the Options or part of the Options or be issued Shares derived from Awards.

4.	Administration

4.1.	The Plan will be administered by the Board or by a Committee. If a Committee is not appointed, the term Committee, whenever used herein, shall mean the Board.

4.2.
Subject to the terms and conditions of the Plan, the Administrator shall have the full authority in its discretion, from time to time and at any time to: (i) designate Grantees to whom Securities shall be granted; (ii) determine the number of Shares to be covered by each Award; (iii) determine the time or times at which the same shall be granted; (iv) determine the Exercise Price of an Award (if applicable) and the Vesting Dates; (v) determine the Fair Market Value of the Shares; (vi) make an election as to the type of Approved 102 Securities; (vii) designate the type of Securities; (viii) determine any conditions on which the Awards may be exercised, the Awards may be granted and on which such Shares shall be paid for; and (ix) make all other determinations necessary or desirable for, or incidental to, the administration of the Plan.

4.3.
Notwithstanding the above, the Administrator shall not be entitled to grant Awards or issue Shares that are not underlying Awards to Grantees, however, it will be authorized to issue Shares underlying Awards which have been granted by the Administrator and duly exercised pursuant to the provisions herein in accordance with section 112(a)(5) of the Companies Law.

4.4.
The Administrator may, from time to time, adopt such rules and regulations for carrying out the Plan as it may deem necessary. Without limiting the generality of the foregoing, the Administrator may adopt special appendices and/or guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions, to comply with applicable laws, regulations, or accounting, listing or other rules with respect to such domestic or foreign jurisdictions.

4.5.
No member of the Board or of the Committee shall be liable for any act or determination made in good faith with respect to the Plan or any Security granted thereunder. Subject to the Company’s decision and to all approvals legally required, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own willful misconduct or bad faith, to the fullest extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Articles, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.6.
The interpretation and construction by the Administrator of any provision of the Plan or of any Security thereunder shall be final and conclusive unless otherwise determined by the Administrator. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan.

4.7.
As long as the Company’s securities are traded on the TASE, the Plan or any Securities granted or issued thereunder, shall be subject to the TASE Directives, as amended from time to time. If, as a result of any amendments or changes to the TASE Directives, any provision of the Plan or any grant document thereunder is non-compliant with the TASE Directives, such provision shall be deemed amended as required in order to comply with the applicable TASE Directives, as shall be determined by the Board or Committee.

4.8.
It is expressly intended that the Plan shall be administered in accordance with, and subject to the Company’s Executive Compensation Policy for executive officers and directors, as shall be in effect from time to time, as well as the Company’s Clawback Policy, as in effect from time to time.  The Administrator shall ensure that actions taken under the Plan, including without limitation, the grant of awards and administration and interpretation of the Plan, shall be made in accordance with such Executive Compensation Policy, as in effect from time to time.

5.	Eligible Grantees

5.1.
The persons eligible for participation in the Plan as Grantees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Securities; (ii) Non-Employees may only be granted 3(i) Securities; and (iii) Controlling Shareholders may only be granted 3(i) Securities. Notwithstanding the foregoing, employees and service providers of non-Israeli affiliates of the Company shall be entitled to participate in the Plan and receive grants of Securities hereunder in accordance with the terms of an Incentive Agreement and/or country-specific appendixes governing the grant of such Securities in a form approved by the Administrator.

5.2.
The grant of a Security to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify her/him from participating, in any other grant of Securities pursuant to the Plan or any other Share incentive plan of the Company.

6.	Designation of Securities Pursuant to Section 102

6.1.	The Company may designate Securities granted to Employees pursuant to Section 102 as Unapproved 102 Securities or as Approved 102 Securities.

6.2.
The grant of Approved 102 Securities may be made under the Plan only following its adoption by the Administrator as described in Section 20, and shall be conditioned upon the filing of the Plan with the Israeli Tax Authorities.

6.3.	Approved 102 Securities may either be classified as Capital Gain Securities (“CGS”) or Ordinary Income Securities (“OIS”).

6.4.	Approved 102 Securities elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGS.

6.5.
Approved 102 Securities elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIS.

6.6.
The Company’s election of the type of Approved 102 Securities as CGS or OIS granted to Employees (the “Election”), shall be appropriately filed with the Israeli Tax Authorities before the Date of Grant of any Approved 102 Securities.

Such Election shall become effective beginning the first Date of Grant of an Approved 102 Security under the Plan and shall remain in effect until at least the end of the year following the year during which the Company first granted Approved 102 Securities. The Election shall obligate the Company to grant only the type of Approved 102 Security it has elected, and shall apply to all Approved 102 Security granted during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Securities simultaneously.

6.7.	All Approved 102 Securities must be held in trust by a Trustee, as described in Section 7.

6.8.
For the avoidance of doubt, the designation of Unapproved 102 Securities and Approved 102 Securities shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

6.9.
With regards to Approved 102 Securities, the provisions of the Plan and/or the Incentive Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Incentive Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Incentive Agreement, shall be considered binding upon the Company and the Grantees.

6.10.
Approved 102 Securities will be deemed granted on the date approved by the Administrator and stated in a written or electronic notice by the Company, provided that effective as of such date or within the requisite period thereafter, the Approved 102 Securities have been deposited with a Trustee in accordance with the requirements of Section 102. Securities will only qualify as Approved 102 Securities if deposited with the Trustee within the term and in compliance with all conditions required by the Israeli Tax Authorities, as amended and updated from time to time.

7.	Trustee

7.1.
Anything herein to the contrary notwithstanding, Approved 102 Securities granted under the Plan and/or other shares received subsequently following any realization of rights with respect to such Securities, including without limitation bonus shares, shall be granted by the Company to a trustee designated by the Administrator and approved by the Israeli Tax Authorities in accordance with the provisions of Section 102(a) of the Ordinance (the “Trustee”), and held for the benefit of the Grantees for such period of time as required by Section 102 or any regulations, rules (including the Income Tax Rules (Tax Benefits in Stock Issuance to Employees), 2003) or orders or procedures promulgated thereunder (the “Holding Period”). In the event that the requirements for Approved 102 Securities are not met, then the Approved 102 Securities may be treated as Unapproved 102 Securities, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

7.2.
Notwithstanding anything to the contrary, the Trustee shall not release any Approved 102 Shares prior to the full payment of Grantee’s tax liabilities arising from Approved 102 Securities which were granted to Grantee.

7.3.
With respect to any Approved 102 Securities, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Grantee shall not sell or release from trust any Approved 102 Share and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Grantee.

7.4.
Upon receipt of Approved 102 Securities, Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Approved 102 Security granted to Grantee thereunder.

7.5.
For the avoidance of doubt, nothing contained herein shall prevent the Company from granting Unapproved 102 Securities and/or 3(i) Securities to a trustee designated by the Administrator, to be held for the benefit of Grantees, all in accordance with the terms and conditions specified by the Administrator.

8.	3(i) Securities

8.1.
Awards granted pursuant to this Section are intended to constitute 3(i) Awards and are subject to the provisions of Sections 3(i), 2(1) and 2(2) of the Ordinance, as applicable, and the general terms and conditions specified in the Plan, except for provisions of the Plan applying to Awards granted under different tax law or regulations.

8.2.	Unless the Administrator determines otherwise and subject to applicable laws, 3(i) Securities may be granted only to Grantees who are Non-Employees.

8.3.
No 3(i) Shares shall be issued pursuant to an exercise of a 3(i) Award, unless the Grantee delivers to the Company payment in cash or by bank check or such other form acceptable to the Administrator of all withholding taxes due, if any, on account of the Grantee’s acquired Shares under the 3(i) Award or gives other assurance satisfactory to the Administrator of the payment of those withholding taxes.

8.4.
In the event that the Exercise Price is lower than the amount of tax to be withheld at source by the Company or its Affiliates pursuant the exercise of the 3(i) Awards granted hereunder to a Grantee, then, in addition to the Exercise Price, such Grantee shall deliver to the Company or its Affiliates the applicable amount of tax to be withheld at source as determined by the Company in its sole discretion.

9.	Reserved Shares

The Company has reserved sufficient authorized but unissued Shares for purposes of the Plan and any other present or future share incentive plans of the Company, subject to adjustments as provided in Section 16.  All Shares under the Plan or under any other past, present or future share incentive plans, in respect of which the right of a Grantee hereunder or thereunder to hold or purchase the same shall, for any reason, terminate, expire, become cancelled, forfeited or otherwise cease to exist, shall again be available for issuance and/or grant through Securities under the Plan and such other share incentive plans.

10.	Grant of Securities

Each Security granted pursuant to the Plan shall be evidenced by a written Incentive Agreement between the Company and Grantee, in such form as the Board or the Committee shall from time to time approve. Each Incentive Agreement shall state, inter alia, the number of Shares covered thereby, the type of Security granted thereunder (whether a CGS, OIS, Unapproved 102 Security, 3(i) Security, or other designation), the dates when the Award may be exercised (if applicable) or Award granted, the Exercise Price (if applicable), and such other terms and conditions as the Administrator at its discretion may prescribe, such as, without limitation, vesting or reverse vesting dates, provided that they are consistent with the Plan.

11.	Term and Vesting of Awards

Subject to the provisions of this Plan, Awards granted to a Grantee under the Plan shall vest and become exercisable following the vesting dates and for such number of Shares as set forth in such Grantee’s Incentive Agreement, as determined by the Administrator. A Security may be subject to such other terms and conditions on the time or times when it may be exercised or released from reverse vesting, as applicable, as the Administrator may deem appropriate. The vesting or reverse vesting provisions of individual Securities may vary.

12.	Options

12.1.
Expiration Date. Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) ten (10) years from the Date of Grant (unless otherwise specified in the Option Agreement); (ii) the expiration in accordance with Section 17; and (ii) the expiration of any extended period in any of the events set forth in Section 15.

12.2.
Option Exercise Price. The Exercise Price per Share for each Option shall be determined by the Administrator in its sole and absolute discretion, subject to any applicable laws; provided, however, that the Exercise Price shall not be less than the nominal value of the Shares issued or of the Shares into which such Option is exercisable, as applicable. The Incentive Agreement for each Option will contain the Exercise Price determined for each Grantee.

12.3.	Exercise of Options

12.3.1.	Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan.

12.3.2.
The exercise of an Option shall be made by a written notice of exercise (the “Notice of Exercise”) delivered by Grantee to the Company at its principal executive office, specifying the number of Shares to be purchased and accompanied by the payment of the Exercise Price, and containing such other terms and conditions as the Administrator shall prescribe from time to time.

12.3.3.
The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator on the Date of Grant of the Award, or at any time thereafter. Such consideration may consist of (1) cash, (2) check, (3) previously acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (4) a net exercise method (which its application with respect to any 102 Security shall be subject to obtaining a pre-tax ruling from the Israeli Tax Authority, if required by the Israeli Tax Authority in order to maintain a beneficial tax treatment), whereby the Option Exercise Price will not be due in cash and where the number of Shares issued upon such exercise will be equal to the following formula:

X = Number of Shares to be issued to the Grantee;

A = The Fair Market Value of a Share on the date of such exercise;

B = Exercise Price per Share;

Y = The number of Shares (as adjusted to the date of such calculation), underlying the portion of the Options being exercised assuming a cash exercise;

For the avoidance of doubt, the application of net exercise method shall be determined by the sole discretion of the Administrator and shall be set forth in the Grantee's applicable Incentive Agreement and/or notice of exercise.

The issue of Shares pursuant to the net exercise method, shall be subject to the payment by the Grantee of the par value amount of the Shares, if so required by the Company or any applicable laws, or to the payment of any minimum price per share, if so required by any stock exchange in which the Company’s shares are listed on the date of exercise. In case that the Grantee is required to pay the par value of the Shares or any other minimum price per share, then the number of Shares issued upon such exercise will be equal to the following formula:

X = Number of Shares to be issued to the Grantee;

A = The Fair Market Value of a Share on the date of such exercise;

B = Exercise Price per Share;

C = Par value of the Shares or the minimum price per share, as applicable.

Y = The number of Shares (as adjusted to the date of such calculation), underlying the portion of the Options being exercised assuming a cash exercise;

Where the Company decides to allocate shares with a nominal value for consideration of less than their nominal value, including bonus shares, it must convert part of its profits from share premiums or from any other source including its own equity set out in its latest financial reports into share capital, as defined in section 302(b) to the Companies Law, in the sum equal to the difference between the nominal value and the actual consideration.

(5) any combination of the foregoing methods of payment, or (6) any other method, asset, or right, all as shall be determined by the Administrator at its sole discretion, on the date of grant of the Award or at any time thereafter.

12.3.4.
Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 15, if any Option has not been exercised and the Shares covered thereby not paid for until the Expiration Date, the Grantee’s right to such Option and his/her right to acquire the underlying Shares of such Option shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and, in the event that in connection therewith any Approved 102 Options are still held by the Trustee as aforesaid, the trust with respect thereto shall ipso facto expire and all of such Approved 102 Options shall again be subject for grant as provided in Section 9.

12.3.5.
For the avoidance of doubt, Grantees shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Companies Law or any successor to such section, until registration of Grantee as holder of such Shares in the Company’s register of shareholders in accordance with the provisions of the Plan, but in case of Options and Shares held by the Trustee, subject to the provisions of Section 7.

12.3.6.
In accordance with the applicable TASE Directives, and as long as the Company’s Shares are traded on TASE, no exercise of Options will be permitted on the record date for the following events: (a) distribution of bonus shares; (b) rights offering; (c) the distribution of dividends; (d) unification of capital; (e) stock split; or (f) reduction in capital (any of the foregoing “Company Event”). In addition, if the “X Date” (as such term is defined in the TASE Directive) occurs prior to the record date of such Company Event, no exercise of Options will be permitted on such X Date.

13.	Restricted Stock Units; Performance Stock Units

13.1.
Restricted Stock Units. Restricted Stock Units may be granted in such amounts and subject to such terms and conditions as determined by the Administrator. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Administrator may specify whether any payment or no payment is due with respect to the issuance of Shares upon vesting of Restricted Stock Units. The Company shall issue one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on a vesting date and not previously forfeited.

13.2.
Performance Stock Units. Restricted Stock Units that are linked to any one or more of the Performance Goals (in addition to or in lieu of time-based vesting terms) determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator, shall be designated as Performance Stock Units. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the Grantee.

13.3.
Term. Except as otherwise provided herein, the term of any Award of Performance Stock Units or Restricted Stock Units shall be set by the Administrator in its discretion. The terms governing Performance Stock Units or Restricted Stock Units, such as vesting and termination of units, shall be set forth in the applicable Incentive Agreement. The terms governing the Performance Stock Units or Restricted Stock Units need not be the same with respect to each Grantee.

14.	Other Share or Share-Based Awards.

The Administrator may grant other Awards under this Plan pursuant to which Shares (which may, but need not, be Restricted Shares), cash (in settlement of Share-based Awards) or a combination thereof, are or may in the future be acquired or received. Notwithstanding the aforesaid, 102 Awards may be settled in Shares only, unless and to the extent permitted under Section 102 or as expressly authorized by the Israeli Tax Authority.

15.	Termination of Engagement

15.1.
Subject to the provisions of Section 15.3, unless otherwise provided in the Grantee’s Incentive Agreement, in the event that a Grantee ceases, for any reason, to be employed by or to provide services to the Company or an Affiliate, all Awards granted to such Grantee will immediately expire upon such cessation. For the avoidance of doubt, unless expressly stated otherwise in the Grantee’s Incentive Agreement, in case of such cessation of employment or service, the unvested portion of the Grantee’s Award shall not continue to vest and shall immediately expire.

15.2.
For the purpose of this Plan, the following shall not be considered as Termination of Engagement: (i) for an Employee – any leave of absence approved by the Company (or by the Affiliate that employs the person); for a Non-Employee Grantee, any temporary interruption in such person’s availability to provide services to the Company or an Affiliate, which has been authorized in writing by the Company or an Affiliate, as applicable; (ii) transfers between locations of the Company (or the Affiliate that employs or engages with the person) or between the Company, an Affiliate or any successor thereof; and (iii) unless determined by the Administrator and subject to the provisions of Section 102, a change in the capacity in which the Grantee renders services to the Company or an Affiliate (i.e., as an employee, director, consultant or other service provider), although Grantee may incur adverse tax consequences with respect to any Awards (whether vested or not) granted to such Grantee as a result thereof and , in such case, all the tax consequences shall be borne solely by the Grantee.

15.3.
Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Grantee’s Incentive Agreement, an Option may be exercised after the date of cessation of Grantee’s employment or service with the Company or any Affiliates during an additional period of time beyond the date of such cessation, but only with respect to its vested portion at the time of such termination, as follows:

15.3.1.
If the Grantee’s termination of employment or service is due to such Grantee’s death or “Disability” (as hereinafter defined), then any of such Grantee’s vested Options (to the extent exercisable at the time of the Grantee’s termination of employment or service) shall be exercisable by the Grantee’s legal representative, estate of other person to whom the Grantee’s rights are transferred by will or by laws of descent of distribution for a period of twelve (12) months following such death or termination of employment or service due to “Disability” (but in no event after the Expiration Date), and shall thereafter terminate.

For purposes hereof, “Disability” shall mean the inability, due to illness or injury, to engage in any gainful occupation for which the individual is suited by education, training or experience, which condition continues for at least six (6) consecutive months or an aggregate of six (6) months in any twelve (12)-month period.

15.3.2.
If the Grantee’s termination of employment or service is for any reason other than for Cause, then any of such Grantee’s vested Options (to the extent exercisable at the time of the Grantee’s termination of employment or service) shall be exercisable for a period of ninety (90) days following such termination of employment or service (but in no event after the Expiration Date), and shall thereafter terminate; provided, however, that if the Grantee dies within such ninety-day period, such Options shall be exercisable by the Grantee’s legal representative, estate or other person to whom the Grantee’s rights are transferred by will or by laws of descent of distribution for a period of twelve (12) months following the Grantee’s death (but in no event after the Expiration Date), and shall thereafter terminate.

15.3.3.
In the event of termination for Cause, any Option held by such Grantee (whether or not vested) shall terminate immediately and the Grantee shall have no further rights to purchase Shares pursuant to such Option.

15.4.
With respect to Unapproved 102 Securities, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

16.	Adjustment Upon Changes in Capitalization

Subject to any required action by the shareholders of the Company, the number and type of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but which have not been issued or as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award or otherwise, as well as the Exercise Price, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, stock dividend, combination, exchange of shares or reclassification of the Shares, all only if such triggering event generally applies to all Shares. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Notwithstanding the above, if the Company distributes bonus shares, the exercise price of the Awards shall not be adjusted, however, the number of Shares covered by each outstanding Award and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, shall be proportionately adjusted to the increase. Any adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to the Plan.

17.	Consequences of a Transaction, Dissolution, Right Issue or Distribution of Dividend.

17.1.
Dissolution; Transaction. Upon the occurrence of any kind of Transaction or voluntarily liquidation or dissolution of the Company (“Dissolution”), any unexercised vested Awards and any unvested Awards existing at that time shall be automatically terminated. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Award shall terminate as of such other date fixed by the Administrator and give each Grantee the right to exercise his\her Award as to all or any part of the Shares, including Shares as to which the Award would not otherwise be exercisable.

17.2.
Notwithstanding the aforesaid, and without derogating from the Administrator's general authority and power under this Plan, in case of a Transaction, the Administrator may take one or more of the following actions with respect to the then outstanding Awards, without the Grantee’s consent and action and without any prior notice requirement:

17.2.1.
Provide for the substitution or assumption of any of the Grantee’s Awards for an appropriate number of shares of each class of shares or other securities and/or assets or an equivalent award of the successor company in such Transaction (or a parent or subsidiary or another affiliate of such successor company) (the “Successor Company”) as were distributed to the shareholders of the Company in respect of the Transaction. Furthermore, if the consideration received by the shareholders of the Company in respect of the Transaction was not solely common stock (or its equivalent) of the Successor Company, then the Administrator may stipulate that the consideration to be received upon the exercise of Awards shall be solely common stock (or its equivalent) of the Successor Company. Alternatively, the Administrator may stipulate that in lieu of any assumption of Awards for shares or other securities of the Successor Company, such Awards will be substituted for any other type of asset of the Successor Company as may be fair under the circumstances, including, but not limited to, cash amounts, stock, or other rights, securities or property, or any combination thereof. Such substituted Award may be subject to vesting, expiration and other terms as determined by the Administrator in its sole and absolute discretion (which terms may be equivalent to, or differ from, the vesting, expiration and other terms applying on the Awards immediately prior to the Transaction). In the case of such assumption and/or substitution of shares, appropriate adjustments shall be made to the Exercise Price of the Awards to reflect such action, and all other terms and conditions of the Awards, such as the vesting periods, shall remain in force;

17.2.2.
Provide for the cancellation of all unexercised and unvested portions of the Awards upon or immediately prior to the closing of the Transaction, unless the Administrator provides for the Grantee to have the right to exercise the Award, as to all or part of the Shares covered by the Award which would not otherwise be exercisable or vested, under such terms and conditions as the Administrator shall determine;

17.2.3.
Provide for the acceleration of vesting of such Award, as to all or part of those portions of the Award which would not otherwise be exercisable or vested (provided that any exercise of an accelerated portion must be conditional on the consummation of the Transaction), under such terms and conditions as the Administrator shall determine in its sole and absolute discretion (taking into account the original terms of each Award), and the termination thereof immediately prior to the consummation of such Transaction to the extent not exercised until the consummation of such Transaction; and

17.2.4.	The Administrator may determine to suspend a Grantee’s rights to exercise an Award for a period of time prior to the signing or consummation of a Transaction.

17.3.
The Company may notify all holders of vested but unexercised Awards, at least 10 (ten) business days before the estimated day of closing of a Transaction or of Dissolution (as shall be determined by the Administrator) of such expected event, and such holders shall be required to advise the Company within 7 (seven) days of such notice, whether they wish to exercise their vested Awards, in accordance with the procedures set forth in this Plan (regardless of whether or not actual closing of the Transaction or the Dissolution occurs after more than such 7-day period). Such exercise may be contingent on actual closing of the Transaction or actual occurrence of the Dissolution. Upon the expiration of such 7-day period, no exercise of the Awards shall be allowed unless specifically authorized by the Administrator. With respect to a Transaction, the provisions of this Section 17.3 shall not apply in the event of an assumption or substitution under Section 17.2, including in the event the Awards are substituted for cash consideration.

17.4.
If the Administrator determines in good faith that, in the context of a Transaction, certain Securities have no monetary value and thus do not entitle the holders of such Securities to any consideration under the terms of the Transaction, the Administrator may determine that such Securities shall terminate effective as of the effective date of the Transaction. Without limiting the generality of the foregoing, the Administrator may provide for the termination of any Award, effective as of the effective date of the Transaction, that has an exercise price that is greater than the per share Fair Market Value at the time of such Transaction, without any consideration to the holder thereof. It being clarified that the Administrator shall have full authority to select the method for determining the payment or consideration (being the intrinsic (“spread”) value of the Award, Black-Scholes model or any other method).

17.5.
It is the intention that the Administrator’s authority to make determinations, adjustments and clarifications in connection with the treatment of Securities shall be interpreted as widely as possible, to allow the Administrator maximal power and flexibility to interpret and implement the provisions of the Plan in the event of a Transaction or Dissolution, provided that the Administrator shall determine in good faith that a Grantee’s rights are not thereby adversely affected without the Grantee’s express written consent.  Without derogating from the generality of the foregoing, the Administrator shall have the authority, at its sole discretion, to determine that the treatment of Securities, whether vested or unvested, in a Transaction or Dissolution may differ among individual Grantees or groups of Grantees, provided that the overall economic impact of the different approaches determined by the Administrator shall be substantively equivalent as of the date of the closing of the Transaction or determination of Dissolution.

17.6.
If determined by the Administrator, the Grantees shall be subject to undertakings in the definitive agreement(s) in connection with the Transaction as applying to holders of Shares including, such terms, conditions, representations, undertakings, liabilities, limitations, releases, indemnities, appointing and indemnifying shareholders/sellers representative, participating in transaction expenses, shareholders/sellers representative expense fund and escrow arrangement, in each case as determined by the Administrator. Each Grantee shall execute (and authorizes any person designated by the Company to so execute, as well as (if applicable) the Trustee holding any Shares for the Grantee’s behalf) such separate agreement(s) or instruments as may be requested by the Company, the Successor Company or the acquirer in connection with such Transaction or otherwise under or for the purpose of implementing this Section 17, and in the form required by them. The execution of such separate agreement(s) or instruments may be a condition to the receipt of assumed or substituted awards, payment in lieu of the Award, the exercise of any Award or otherwise to be entitled to benefit from shares or other securities, cash or other property, or rights, or any combination thereof, pursuant to this Section 17 (and the Company (and, if applicable, the Trustee) may exercise its authorization above and sign such agreement or instrument on behalf of the Grantee or subject the Grantee to the provisions of such agreements or instruments).

17.7.	The Administrator's determinations pursuant to this Section 17 shall be conclusive and binding on all Grantees.

17.8.
Rights Issue. In the event that the Company offers all the shareholders of the Company securities of the Company by way of a rights issue, the exercise price of the Awards shall not be adjusted, however, the number of Shares resulting from the exercise of the Awards which have yet to be exercised on the date determining the right to acquire the aforesaid securities shall be adjusted to the benefit component of the rights issue as such is expressed by the ratio between the closing price of the Company’s shares on the TASE on the last trading day prior to the X date to the share’s base price prior to the grant of such rights.

17.9.
Distribution of Dividends. In the event of distribution of dividends, in cash of in kind, to all shareholders of the Company (including by way of court approved distribution pursuant to Section 303 of the Companies Law, or other applicable law), the exercise price of outstanding Awards not yet exercised on the date determining the right to receive such dividend shall be adjusted and reduced by the gross dividend amount distributed by the Company per share (or its value in the event of dividend in kind). Other than the adjustments in the exercise price detailed herein, the distribution of dividend by the Company, in cash of in kind, will not affect the number of Shares covered by each outstanding Award and/or will not require the Company to make any other adjustments with respect to Awards and or the Shares covered by each Award. The application of this Section with respect to 102 Awards may be subject to obtaining a ruling from the Israel Tax Authority and subject to the terms and conditions of any such ruling, if required by the Israel Tax Authority in order to maintain a beneficial tax treatment and/or applicable law.

18.	Transferability; Restrictions

18.1.
No Award shall be assignable or transferable by the Grantee to whom granted otherwise than by will or the laws of descent and distribution, and an Award may be exercised during the lifetime of the Grantee only by such Grantee or by such Grantee’s guardian or legal representative.  The terms of such Award shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee. The provisions of this Section 18.1 applying to Awards shall apply to any Shares subject to reverse vesting, mutatis mutandis.

18.2.
Grantee acknowledges that, Grantee’s right to sell the Shares may be subject to certain limitations (including a lock-up period), in connection with any registration of the offering of any securities of the Company under the securities laws of any jurisdiction, as will be required by the Company or its underwriters; and Grantee unconditionally agrees and accepts any such limitations.

18.3.
By exercising an Award and/or by being issued a Share hereunder, Grantee agrees not to sell, transfer or otherwise dispose any of the Shares so purchased by Grantee except in compliance with the United States Securities Act of 1933, as amended, and the rules and regulations thereunder or any other applicable law, and Grantee further agrees that all certificates evidencing any of such shares shall be appropriately legended to reflect such restriction. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction. The Company shall not register any transfer of Shares not made in accordance with the provisions of the Plan, the Company’s Articles and any applicable law.

19.	Shareholders Rights

19.1.
The Grantee shall have no rights of a shareholder with respect to the Shares subject to the Plan until the Grantee shall have exercised the Award (if applicable), paid the Exercise Price thereof (if applicable) and become the record holder of the Shares.

19.2.
With respect to all exercised Awards or Shares issued under the Plan, the Grantee shall be entitled to receive dividends in accordance with the number of such Shares, and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

20.	Term and Amendment of the Plan

20.1.	The Plan shall be effective as of the day it was adopted by the Administrator, and shall expire on such date that is twenty (20) years following the Administrator adoption of the Plan.

20.2.
Subject to applicable laws, the Administrator may, at any time and from time to time, but when applicable, after consultation with the Trustee, terminate or amend the Plan in any respect. In no event, unless allowed under this Plan, may any action of the Company alter or impair the rights of a Grantee, without his consent, under any Security previously granted to him. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Securities granted under the Plan prior to the date of such termination.

21.	Tax Consequences

21.1.
All tax consequences and/or obligations regarding other compulsory payments arising from the issuance of Shares, the grant or exercise of any Award, from the payment for, or the subsequent disposition of, Shares covered thereby or from any other event or act (of the Company, its Affiliates, the Trustee or the Grantee) hereunder, shall be borne solely by the Grantee, and the Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. The Grantee shall indemnify the Company and/or its Affiliates and/or the Trustee, as applicable, and hold them harmless against and from any and all liability for any such tax (and compulsory payment, if any) or interest or penalty thereon, including without limitation, in respect of Approved 102 Securities, liabilities relating to the necessity to withhold, or to have withheld, any such tax (and compulsory payment, if any) from any payment made to the Grantee.

21.2.
The Company or any of its Affiliates and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Securities granted under the Plan and the exercise, sale, transfer or other disposition thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Grantee, including by deducting any such amount from a Grantee’s salary or other amounts payable to the Grantee, to the maximum extent permitted under law and/or (ii) requiring a Grantee to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise of Awards and/or sale of Shares held by or on behalf of the Grantee to cover such liability. In addition, the Grantee will be required to pay any amount, including penalties, that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

21.3.	The Company and/or, when applicable, the Trustee, shall not be required to release any Share certificate to a Grantee until all required payments have been fully made.

21.4.
With respect to Unapproved 102 Securities, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 and the Income Tax Rules (Tax Benefits in Stock Issuance to Employees), 2003.

22.	Miscellaneous

22.1.
Continuance of Employment or Hired Services. Neither the Plan nor the grant of a Security hereunder shall impose any obligation on the Company or any Affiliate thereof to continue the employment or service of any Grantee, and nothing in the Plan or in any Security granted pursuant hereto shall confer upon any Grantee any right to continue in the employ or service of the Company or an Affiliate thereof, or restrict the right of the Company or an Affiliate to terminate such employment or service at any time.

22.2.
Lock up. The Grantee will be subject to a lock-up period of up to ninety (90) days beginning on the effective date of any underwritten registration of the Company’s securities (except to the extent that the relevant shares of the Grantee are part of such underwritten registration), or any longer period of time which may be required by the underwriters of such subsequent underwritten registration, or as shall be binding on all other shareholders of the Company.

22.3.
Governing Law and Jurisdiction. The Plan and all instruments issued hereunder or in connection herewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel. The competent courts in Tel Aviv shall have sole and exclusive jurisdiction over any matters pertaining to the Plan.

22.4.
Multiple Agreements. The terms of each Security may differ from other Securities granted under the Plan at the same time, or at any other time. The Administrator may also grant more than one Security to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Securities previously granted to that Grantee. The grant of multiple Securities may be evidenced by a single Incentive Agreement or multiple Incentive Agreements, as determined by the Administrator.

22.5.
Non-Exclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

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